Exhibit 4.21

DATED: October 25, 2005

Cambridge Antibody Technology Limited

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Cambridge Antibody Technology Group plc

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Abbott Biotechnology Ltd.

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Abbott GmbH & Co. KG

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Abbott Laboratories

Settlement and Amendment Agreement

CONFIDENTIAL

SETTLEMENT AND AMENDMENT AGREEMENT

This Settlement Agreement to the Original Agreement, as both hereinafter later defined, is made this 25th day of October 2005 (the “Commencement Date”) by and between:

(1)	Cambridge Antibody Technology Limited, a company registered in England and Wales (number 2451177) and having its registered office at Milstein Building, Granta Park, Cambridge, CB1 6GH, UK and

(2)	Cambridge Antibody Technology Group plc, a company registered in England and Wales (number 3234033) and having its registered office at Milstein Building, Granta Park, Cambridge, CB1 6GH, UK

on the one hand (hereinafter collectively “CAT”); and

(3)	Abbott Biotechnology Ltd., a company incorporated under the laws of Bermuda whose registered office is at 2 Church Street, Hamilton, HM 11, Bermuda; (hereinafter “ABL”) and

(4)	Abbott GmbH & Co. KG, a company, organized under the laws of the Federal Republic of Germany, having an office and principal place of business at Max-Planck-Ring 2, 65205 Wiesbaden, Federal Republic of Germany (hereinafter “Abbott GmbH”), and

(5)	Abbott Laboratories, an Illinois corporation having an office and a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois, 60064-3500 (hereinafter “Abbott Laboratories”)

on the other hand (hereinafter collectively “Abbott”).

BACKGROUND:

(A)	Under the Original Agreement, CAT and Knoll, as hereinafter later defined, entered into two collaborative development programmes aimed at isolating human neutralizing antibodies to the human antigens TNF-a and IL-12.

(B)	Under two separate collaboration research programmes (the “Research Programmes”) the parties selected (1) a fully human antibody that binds to human TNF-a known as HUMIRA® (also known as TRUDEXA® whose INN name is Adalimumab) and any other Antibody binding to TNF-a (hereinafter collectively “HUMIRA®”) and (2) a fully human antibody that binds to IL-12 known as ABT874 and any other Antibody binding to IL-12 (hereinafter collectively “ABT874”).

(C)	Knoll’s rights and obligations under the Original Agreement have been transferred to, and assumed by, ABL and Abbott Laboratories.

(D)	A good faith dispute arose between Abbott and CAT relating to the Original Agreement, including, among other matters, the scope of the Royalty Sharing Provisions, as hereinafter later defined.

(E)	CAT filed suit against ABL and Abbott GmbH in The High Court of Justice, Chancery Division, Patents Court, Royal Court of Justice, Strand, London WC2A 2LL, United Kingdom (the “Suit”).

(F)	A judgment was issued on the Suit on December 20, 2004 (Neutral Citation Number [2004] EWHC 2974 (Pat)) (the “Judgment”).

(G)	ABL and Abbott GmbH filed an appeal of the Judgment in the Court of Appeal, Civil Division (the “Appeal”) on February 11, 2005 and were granted leave to appeal by an order signed on March 16, 2005. CAT filed a respondent’s notice and cross-appeal on April 4, 2005 (the “Cross-appeal”). Abbott and CAT filed skeleton arguments on June 1, 2005 and July 30, 2005 respectively.

(H)	Abbott and CAT have determined that it is in their mutual interest to avoid the expense, distraction, and uncertainty of litigation and therefore wish finally to conclude and resolve all of their disputes described in (D) through (G) above and as more fully detailed in the Appeal and CAT’s response thereto (the “Disputes”) and settle and dispose of such Disputes pursuant to the terms and conditions of this Settlement Agreement.

(I)	CAT has notified Abbott that CAT is contractually obligated and solely responsible to share certain payments it receives from Abbott under the Original Agreement and this Settlement Agreement with the Medical Research Council having its principal office at 20 Park Crescent, London W1N 4AL (“MRC”); The Scripps Research Institute having its principal office at 10550 North Torrey Pines Road, La Jolla, California 92037 (“Scripps”); and Stratagene having its principal office at 11011 North Torrey Pines Road, La Jolla, California 92037 (“Stratagene”) (hereinafter collectively known as the “CAT Licensors”).

THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS

1.1	“Abbott” has the meaning ascribed to it at the clause following the introductory paragraph (5) of this Settlement Agreement.

1.2	“Abbott GmbH” has the meaning ascribed to it in the introductory paragraph (4) of this Settlement Agreement.

1.3	“Abbott Laboratories” has the meaning ascribed to it in the introductory paragraph (5) of this Settlement Agreement.

1.4	“ABL” has the meaning ascribed to it in introductory paragraph (3) of this Settlement Agreement.

1.5	“ABT874 Running Royalty Rate” has the meaning ascribed to it in Section 3.10 of this Settlement Agreement.

1.6	“Antibody” has the meaning ascribed to “Antibodies” in the Original Agreement.

1.7	“Affiliate” means, with respect to any company, a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled, or is under common control with, that company. As used herein, the term “control” means possession of direct or indirect power to order or cause the direction of the management and policies of a corporation or other entity whether (i) through the ownership of more than fifty percent (50%) of the voting securities of the other entity, or (ii) by contract, statute, regulation or otherwise.

1.8	“Calendar Year” has the meaning ascribed to it in Section 3.2 of this Settlement Agreement.

1.9	“CAT” has the meaning ascribed to it at the clause following the introductory paragraph (2) of this Settlement Agreement.

1.10	“CAT Licensors” has the meaning ascribed to it in Section I of the Background Section of this Settlement Agreement.

1.11	“Commencement Date” means the date set forth in the first paragraph of this Settlement Agreement.

1.12	“Disputes” has the meaning ascribed to it in Section H of the Background Section of this Settlement Agreement.

1.13	“Effective Date” means the effective date of the Original Agreement, which is April 1, 1995.

1.14	“HUMIRA® Running Royalty Rate” has the meaning ascribed to it in Section 3.9 of this Settlement Agreement.

1.15	“Judgment” has the meaning ascribed to it in Section F of the Background Section of this Settlement Agreement.

1.16	“Knoll” means Knoll Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany, which is no longer in existence but as of the Effective Date, was a wholly owned subsidiary of BASF Aktiengesellschaft.

1.17	“Net Sales” has the meaning ascribed to it in the Original Agreement.

1.18	“Original Agreement” means the agreement entered into between CAT and Knoll with an effective date of April 1, 1995, as amended on September 24, 2003 for clarification of certain administrative matters pursuant to which Knoll took an exclusive, worldwide license to various patents and know-how relating to phage-antibody technology directed to a collaborative development program aimed at isolating human neutralizing antibodies to the human antigens TNF-a and IL-12, and to which Abbott has become the successor in interest on behalf of Knoll.

1.19	“Party” or “Parties” means Abbott and/or CAT and/or any respective component company thereof, depending upon the context.

1.20	“Product(s)” has the meaning ascribed to it in the Original Agreement.

1.21	“Personnel” means the officers, employees, consultants, agents, representatives, contractors and advisers of a Party or the Parties.

1.22	“Royalty Sharing Provisions” means Section 5.02, 12.01 and that part of section 12.00 set out herein, of the Original Agreement pertaining to the amount by which royalties, otherwise payable by Abbott to CAT under Section 5.00 of the Original Agreement, may be reduced by royalties paid to third parties.

1.23	“Settlement Agreement” means this settlement and amendment agreement.

1.24	“Suit” has the meaning ascribed to it in Section E of the Background Section of this Settlement Agreement.

1.25	“Term” has the meaning ascribed to it in Section 6.1 of this Settlement Agreement.

ARTICLE 2

RESOLUTION OF DISPUTES

2.1	Following complete execution of this Settlement Agreement and in consideration of the amendments of the Original Agreement made under this Settlement Agreement, ABL and Abbott GmbH and CAT agree to promptly take all actions necessary to terminate the Appeal and the Cross-appeal.

2.2	Subject to the side letter between CAT and Abbott of even date with the Commencement Date, CAT shall retain all court ordered interest payments and legal fees paid by Abbott to CAT but will not pursue any unpaid court ordered interest payments and legal fees. The Parties agree that no further legal costs, interest or other payments are due from either Party to the other Party (and CAT will therefore not pursue assessment of costs of the Suit or costs of the costs assessment or costs of the Appeal or Cross-appeal) other than those that result from the amendment of the Original Agreement under the provisions of Article 3 of this Settlement Agreement or the Settlement Agreement itself.

2.3	The provisions amending the Original Agreement contained in Article 3 of this Settlement Agreement result in CAT’s retention of all interest, exchange rate payments and royalties already paid by Abbott to CAT on the sale of Product(s) for the period between the Original Agreement’s Effective Date and on or before December 31, 2004. As amended under Section 3.9, the HUMIRA® Running Royalty Rate, as hereinafter later defined, is effective as of January 1, 2005. All payments on sales of Product through June 30, 2005 have been made in conformity with the Judgment and without any deductions under the Royalty Sharing Provisions contained in the Original Agreement. The semi-annual payment made by ABL to CAT prior to the Commencement Date for the period January 1, 2005 through June 30, 2005 shall be recomputed utilizing the HUMIRA® Running Royalty Rate and the excess royalty paid (the “Excess Royalty”) shall be repaid by CAT to ABL pursuant to Section 3.9 of this Settlement Agreement.

2.4	The Parties hereby acknowledge that they enter into this Settlement Agreement voluntarily intending to avoid the expense, distraction, and uncertainty of litigation over the Disputes and with the further intent of establishing a full and final compromise adjustment and settlement of any and all claims, disputed or otherwise, on account of the injuries and damages above mentioned, and for the express purpose of precluding forever and further additional claims arising out of the Disputes. Each Party hereby releases and forever discharges the other Party and their Personnel, heirs, executors, administrators, agents and assigns, from any and all claims, demands, damages, actions, causes of action or suits of any kind relating to the Disputes.

2.5	Under the terms of this Settlement Agreement, CAT and Abbott mutually agree to amend or replace the following provisions of the Original Agreement with the terms of Article 3 of this Settlement Agreement: (i) Royalty Sharing Provisions and (ii) the revised royalty percentages to be applied to Net Sales in the computation of royalties payable.

2.6	The Parties acknowledge that except as specifically replaced, modified or amended by the provisions of Article 3 of this Settlement Agreement, the Original Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved by both Parties.

ARTICLE 3

AMENDMENT OF THE ORIGINAL AGREEMENT

3.1	Sections 12.01 and 5.02 of the Original Agreement are deleted in their entirety. In Section 12.00 (b) (ii) of the Original Agreement, the words following “grant Knoll the right to defend, in its sole discretion, the action” are deleted in their entirety. This deletion from the Original Agreement is effective as of the Effective Date.

3.2	Add new Section 1.42 of the Original Agreement as follows, “1.42 ‘Calendar Year’ means a year commencing on 1st January and ending on 31st December.”

3.3	Add new Section 1.43 of the Original Agreement as follows, “1.43 ‘Commencement Date’ shall mean October 25, 2005.”

3.4	Add new Section 1.44 of the Original Agreement as follows, “1.44 ‘ABT874’ means a fully human Antibody that binds to IL-12 known as ABT874 and any other Antibody binding to IL-12.”

3.5	Add new Section 1.45 of the Original Agreement as follows, “1.45 ‘ABL’ means Abbott Biotechnology Ltd., a company incorporated under the laws of Bermuda whose registered office is at 2 Church Street, Hamilton, HM11, Bermuda.”

3.6	Add new Section 1.46 of the Original Agreement as follows, “1.46 ‘Abbott Laboratories’ means Abbott Laboratories, an Illinois Corporation having an office and a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois, 60064-3500.”

3.7	Add new Section 1.47 of the Original Agreement as follows, “1.47 ‘HUMIRA®’ means a fully human Antibody that binds to human TNF-a known as HUMIRA® whose INN name is Adalimumab and any other Antibody binding to TNF-a.”

3.8	At Section 5.00 of the Original Agreement, after “Net Sales of Products” and before “by…” insert “, for the Net Sales of any Product(s) after the Effective Date and on or before December 31, 2004, …”.

3.9	At Section 5.02 of the Original Agreement insert, “5.02 For Net Sales of the Product HUMIRA® after December 31, 2004, the running royalty rate for the Product HUMIRA® is two and six hundred eighty eight one-thousandth percent (2.688%) (the “HUMIRA® Running Royalty Rate”). ABL shall pay to CAT royalty payments based upon the combined Net Sales of the Product HUMIRA® by Abbott and its Affiliates and sublicensees by multiplying Net Sales of Product HUMIRA® by the HUMIRA® Running Royalty Rate. The Excess Royalty shall be repaid by CAT to ABL within five business days of the Commencement Date. The Parties acknowledge that the Excess Royalty is 9,192,944 Pounds Sterling.”

3.10	Add new Section 5.03 to the Original Agreement as follows, “5.03 The running royalty rate for the Product ABT874 is four and seventy five one hundreth percent (4.75%) effective as of the Commencement Date (the “ABT874 Running Royalty Rate”). Abbott GmbH shall pay to CAT royalty payments based upon the combined Net Sales of the Product ABT874 by Abbott and its Affiliates and sublicensees by multiplying Net Sales of Product ABT874 by the ABT874 Running Royalty Rate.”

3.11	Add new Section 5.04 to the Original Agreement to include the following payment provisions:

“5.04 Payments. ABL shall make the following payments to CAT, which payments are solely related to HUMIRA® to CAT’s US Dollar bank account set out in Exhibit B or such other account as CAT may designate in writing:

(a) Two hundred fifty five million US Dollars (US $255,000,000) within 5 business days of the Commencement Date. CAT represents to Abbott that this sum represents a lump sum payment for the CAT Licensors future interest in HUMIRA® for the period after December 31, 2004.

(b) Forty-six million eight hundred and seventy five thousand US Dollars (US $46,875,000) payable in installments of Nine million three hundred and seventy five thousand US Dollars (US $9,375,000) on the tenth (10th) business day of each Calendar Year from, and including, the years 2006 through 2010, provided that no such installment shall be due in a Calendar Year if, in the preceding Calendar Year, Abbott and/or Abbott Affiliates or sublicensees have not marketed or supplied any HUMIRA® whatsoever, anywhere in the world.

Provided that the provisions of Article 13 shall not apply to any payments made under this Clause 5.04.”

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations, Warranties, and Covenants by the Parties. Each Party hereby represents, warrants and covenants to the other Party as follows:

(a) it consists of corporations duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

(b) the execution, delivery and performance of this Settlement Agreement by such Party has been duly authorized by all requisite corporate action;

(c) it has the power and authority to execute and deliver this Settlement Agreement and to perform its obligations hereunder;

(d) the execution, delivery and performance by such Party and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guarantee, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e) other than the issues contained in the Disputes, which are resolved by this Settlement Agreement, there are no other existing disputes between the Parties that relate to any activities, payments or other rights, duties or obligations under the Original Agreement,

(f) except for the governmental and regulatory approvals required to develop, manufacture and market a Product, the execution, delivery and performance of this Settlement Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Settlement Agreement will not violate any law, rule or regulation applicable to such Party;

(g) this Settlement Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(h) it shall comply with all applicable laws and regulations relating to its activities under this Settlement Agreement.

4.2	Additional Representations, Warranties and Covenants by CAT. CAT hereby represents, warrants and covenants to Abbott that:

(a) CAT is solely responsible for its contractual obligations under its agreements that relate to the Original Agreement or HUMIRA® or ABT874, including the existing licenses with CAT Licensors and CAT is solely responsible for the direct negotiations with CAT Licensors with respect to this Settlement Agreement and the Deed(s) of Release contained in Exhibit A; and

(b) the execution, delivery and performance of and CAT’s compliance with the terms and provisions of this Settlement Agreement does not and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under any of CAT’s license agreements with CAT Licensors, or any other agreements that relates to the Original Agreement or HUMIRA® or ABT874.

ARTICLE 5

CONFIDENTIALITY

5.1	Confidentiality. The confidentiality obligations of the Parties under this Settlement Agreement shall be governed by the confidentiality provisions contained in the Original Agreement.

ARTICLE 6

COMMENCEMENT, EXPIRY AND TERMINATION

6.1	Term. This Settlement Agreement shall come into force on the Commencement Date and shall have a term (the “Term”) that is coterminus with the term of the Original Agreement. This Settlement Agreement shall terminate automatically, without any further action by either Party, upon the termination, expiration, cancellation or abandonment of the Original Agreement.

6.2	Survival Provisions. Termination, expiration, cancellation or abandonment of this Settlement Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto, including, but not limited to, the obligation to pay money, and shall be without prejudice to the rights and remedies of either Party with respect to the antecedent breach of any of the provisions of this Settlement Agreement. Further, the following shall survive the termination or expiration of this Settlement Agreement: Articles 1, 4, 5, and and this Section 6.2 and Article 7 and Exhibit A.

ARTICLE 7

MISCELLANEOUS

7.1	Notice. Any notices required or permitted under this Settlement Agreement shall be in writing, shall specifically refer to this Settlement Agreement, and shall be sent by recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, or delivered by hand to the following addresses or facsimile numbers of the recipient.

If to CAT:	Cambridge Antibody Technology Limited
Milstein Building
Granta Park, Cambridge, CB1 6GH, UK
Attn:	Company Secretary
Phone: +44 1223 471471
Fax: +44 1223 471472

If to Abbott:	Abbott Laboratories
Pharmaceutical Products Group Legal Operations
100 Abbott Park Road
Abbott Park, Illinois 60064-6049 USA
Attn: Divisional Vice President
Fax: (847) 938-1342

with a copy to:	Abbott
Scientific Assessment and Technology Licensing
Global Pharmaceutical Licensing and
New Business Development
200 Abbott Park Road
Abbott Park, Illinois 60064-6187 USA
Attn: Divisional Vice President
Fax: (847) 937-1771

All notices under this Settlement Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section.

7.2	Governing Law. This Settlement Agreement or the performance, enforcement, breach or termination hereof shall be construed, governed, and interpreted in accordance with the laws of England. The Parties hereby agree to the exclusive jurisdiction of the English Courts.

7.3	Public Announcements. Other than the mutually agreed press release, neither Party shall issue or make any public announcement, press release or other public disclosure regarding this Settlement Agreement, without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by law or regulation. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by law or regulation, such Party shall: (i) submit the proposed disclosure in writing to the other Party at least two (2) business days prior to the date of disclosure (or where the relevant law or regulation does not allow for such a delay for notification, the submission shall be made to the other Party so as to give that Party as much prior notice as is compatible with the applicable law or regulation or stock exchange or national securities association rules) for an opportunity to comment thereon.

7.4	Amendment and Waiver. This Settlement Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

7.5	Severability. If any provision of this Settlement Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

7.6	Assignment. Neither this Settlement Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by a Party without the prior express written consent of the other Party; provided, however, that either Party may, without the written consent of the other Party, assign this Settlement Agreement and its rights and delegate its obligations hereunder (i) to an Affiliate, (ii) in connection with the transfer or sale of all or substantially all of its business, or (iii) in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Settlement Agreement. Any purported assignment in violation of this Section shall be null and void.

7.7	Binding Effect. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

7.8	Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Settlement Agreement.

7.9	Entire Agreement. Prior to the execution of this Settlement Agreement, the Parties have had numerous discussions, conversations and negotiations, and have generated correspondence, writings and other memoranda with respect to the subject matter of this Settlement Agreement; notwithstanding which, this Settlement Agreement is intended to define the full extent of the Parties’ respective agreements, arrangements and obligations with respect to the subject matter hereof and each Party represents that it is not relying on any such other discussions, conversations, negotiations, correspondence, writings and memoranda in executing and delivering this Settlement Agreement or performing its respective obligations hereunder.

7.10	Multiple Counterparts. This Settlement Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed by their duly authorized representatives.

Abbott Biotechnology Ltd.		Cambridge Antibody Technology Limited

By:	/s/ Abbott Biotechnology Ltd.	By:	/s/ Cambridge Antibody Technology Limited

Typed Name:	Thomas C. Freyman	Typed Name:

Title:	Director	Title:

Abbott GmbH & Co. KG		Cambridge Antibody Technology Group plc

By:	/s/ Abbott GmbH & Co. KG	By:	/s/ Cambridge Antibody Technology Group plc

Typed Name:	Thomas C. Freyman	Typed Name:

Title:	Power of Attorney Granted by Managing Director	Title:

Abbott Laboratories

By:	/s/ Abbott Laboratories

Typed Name:	Thomas C. Freyman

Title:	Executive Vice President, Finance and Chief Financial Officer

Exhibit A

Releases From CAT Licensors

DEED OF RELEASE AND WAIVER

This Deed of Release and Waiver is entered into this th day of October 2005 by and between:

(1)	The Medical Research Council having its principal office at 20 Park Crescent, London W1A 1AL (“MRC”);

(2)	The Scripps Research Institute having its principal office at 10550 North Torrey Pines Road, La Jolla, California 92037 (“Scripps”); and

(3)	Stratagene California having its principal office at 11011 North Torrey Pines Road, La Jolla, California 92037 (“Stratagene”)

RECITALS

(A)	Under an agreement entered into between Cambridge Antibody Technology Limited (“CAT”) and Knoll Aktiengesellschaft (“Knoll”) with an effective date of April 1, 1995 (the “Original Agreement”), CAT and Knoll, as herein defined, entered into two collaborative development programmes aimed at isolating human neutralizing antibodies to the human antigens TNF-a and IL-12.

(B)	Under two separate collaboration research programmes (the “Research Programmes”) the parties to The Original Agreement selected (1) a fully human antibody that binds to human TNF-a known as HUMIRA® (also known as TRUDEXA® whose INN name is Adalimumab) (“HUMIRA®”) and (2) a fully human antibody that binds to IL-12 known as ABT874 (“ABT874”).

(C)	Knoll’s rights and obligations under the Original Agreement have been transferred to, and assumed by, Abbott Biotechnology Ltd (“ABL”) and Abbott Laboratories (“Abbott Laboratories”).

(D)	A good faith dispute arose between Abbott and CAT relating to the Original Agreement, including, among other matters, the scope of the Royalty Sharing Provisions, as hereinafter later defined.

(E)	CAT filed suit against ABL and Abbott GmbH in The High Court of Justice, Chancery Division, Patents Court, Royal Court of Justice, Strand, London WC2A 2LL, United Kingdom (the “Suit”).

(F)	A judgment was issued on the Suit on December 20, 2004 (Neutral Citation Number [2004] EWHC 2974 (Pat)) (the “Judgment”).

(G)	ABL and Abbott GmbH filed an appeal of the Judgment in the Court of Appeal, Civil Division (the “Appeal”) on February 11, 2005 and were granted leave to appeal by an order signed on March 16, 2005. CAT filed a respondent’s notice and cross-appeal on April 4, 2005 (the “Cross-appeal”). Abbott and CAT filed skeleton arguments on June 1, 2005 and July 30, 2005 respectively.

(H)	Abbott and CAT have determined that it is in their mutual interest to avoid the expense, distraction, and uncertainty of litigation and therefore wish finally to conclude and resolve all of their disputes described in (D) through (G) above and as more fully detailed in the Appeal and CAT’s response thereto (the “Disputes”) and settle and dispose of such Disputes pursuant to the terms and conditions of a settlement agreement of today’s date (the “CAT/Abbott Settlement Agreement”).

(I)	CAT is contractually obligated and solely responsible to share certain payments it receives from Abbott under the Original Agreement and the CAT/Abbott Settlement Agreement with MRC, Scripps and Stratagene.

(J)	Each of MRC, Scripps and Stratagene acknowledge that it has no claim against Abbott arising out of the Disputes.

MRC, SCRIPPS AND STRATAGENE AGREE AS FOLLOWS:

MRC, Scripps and Stratagene hereby severally release and forever discharge Abbott Biotechnology Ltd., Abbott GmbH & Co. KG and Abbott Laboratories (hereinafter collectively “Abbott”) their officers, employees, consultants, representatives, contractors and advisers, heirs, executors, administrators, agents and assigns, from any and all claims, demands, damages, actions, causes of action or suits of any kind arising from the Disputes.

THIS DEED OF RELEASE AND WAIVER SHALL BECOME NULL AND VOID AND HAVE NO FURTHER FORCE OR EFFECT IN RESPECT OF MRC OR SCRIPPS OR STRATAGENE IF ABBOTT BREACHES ANY PAYMENT OBLIGATION UNDER THE ORIGINAL AGREEMENT AS AMENDED BY SECTIONS 3.10 OR 3.11 OF THE CAT/ABBOTT SETTLEMENT AGREEMENT, PROVIDED THAT THE MRC OR SCRIPPS OR STRATAGENE SHALL NOTIFY ABBOTT IN WRITING AND HAVE GIVEN TO ABBOTT THE OPPORTUNITY TO CURE ANY SUCH FAILURE TO MEET ABBOTT’S PAYMENT OBLIGATIONS BY GIVING AT LEAST 10 DAY’S PRIOR NOTICE (AT THE BELOW LISTED ADDRESSES) OF THE DATE ON WHICH THE DEED OF RELEASE AND WAIVER SHALL BECOME NULL AND VOID. NOTWITHSTANDING THE FOREGOING, IF WITHIN THE TEN (10) DAYS AFTER RECEIPT OF ANY SUCH NOTICE, ABBOTT REMEDIES THE BREACH, THEN THE RIGHTS HEREIN GRANTED SHALL REMAIN IN FULL FORCE AND EFFECT AS IF NO BREACH OR DEFAULT HAD OCCURRED ON THE PART OF ABBOTT.

NOTICE SHALL BE GIVEN TO ABBOTT AT:

Abbott Laboratories
Pharmaceutical Products Group Legal Operations
100 Abbott Park Road
Abbott Park, Illinois 60064-6049 USA
Attn: Divisional Vice President
Fax: (847) 938-1342

with a copy to:	Abbott

Scientific Assessment and Technology Licensing
Global Pharmaceutical Licensing and
New Business Development
200 Abbott Park Road
Abbott Park, Illinois 60064-6187 USA
Attn: Divisional Vice President
Fax: (847) 937-1771

This Deed shall be construed, governed, and interpreted in accordance with the laws of England.

In witness whereof the parties have caused this agreement to be executed as a Deed by their duly authorised representatives

EXECUTED and DELIVERED as a DEED
this day of 2005 by	)
THE MEDICAL RESEARCH COUNCIL	)
(a public body incorporated by Royal Charter))
by a person who is acting with the authority of the	)
public body in accordance with its Charter.	)

SIGNED as a DEED and DELIVERED	)
this day of 2005)
on behalf of THE SCRIPPS RESEARCH INSTITUTE	)
by a person who is acting under	)
the authority of the company	)

SIGNED as a DEED and DELIVERED	)
this day of 2005)
on behalf of STRATAGENE CALIFORNIA	)
by a person who is acting under	)
the authority of the company	)

Exhibit B

CAT US Bank Wiring Instructions

for all payments due under

the Settlement Agreement and the Original Agreement.

The Royal Bank of Scotland

London City Office

PO Box 412

62/63 Threadneedle Street

London EC2R 8LA

United Kingdom

Account name: Cambridge Antibody Technology Limited

IBAN: GB73RBOS16630000312308

SWIFTBIC: RBOSGB2L